Exhibit 99.1

September 4, 2019

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS FISCAL 2019 THIRD QUARTER RESULTS

•	Net sales of $617.0 million, an increase of 3.2 percent versus the prior year quarter
•	Net income of $5.6 million and Adjusted Net Income[1] of $13.6 million versus $18.3 million and $24.7 million respectively in the prior year quarter
•	Adjusted EBITDA[1] of $33.5 million versus $47.6 million in the prior year quarter
•	Nine months year-to-date net cash provided by operating activities was $22.0 million versus a net use of cash of $56.8 million in the prior year comparable period
•	Total backlog of $1.3 billion as of July 31, 2019, up 1.9 percent versus the prior year comparable period
•

Company reduces full year fiscal 2019 guidance to revenue of $2.35 to $2.45 billion, net income of $(8) to $5 million, Adjusted EBITDA of $100 to $110 million and Adjusted Net Income of $28 to $41 million

•	Company reduces full year fiscal guidance for net cash provided by operating activities to $70 to $80 million and over $25 million of cash flow from other initiatives
•	Introduces the successful implementation of REV Production System (RPS) at its Commercial segment for rollout across the remainder of the Company
•	Announces key new leadership team additions in the Commercial segment and Ambulance division to drive long term performance

Milwaukee, Wis.--(BUSINESS WIRE) -- REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicle brands, today reported results for the three months ended July 31, 2019 (“third quarter 2019”). Consolidated net sales in the third quarter 2019 were $617.0 million, an increase of 3.2 percent compared to $597.7 million for the three months ended July 31, 2018 (“third quarter 2018”). Sales growth in Fire & Emergency and Commercial was partially offset by lower net sales in the Recreation segment.

The Company’s third quarter 2019 net income was $5.6 million, or $0.09 per diluted share, compared to net income of $18.3 million, or $0.28 per diluted share, in the third quarter 2018. Adjusted Net Income for the third quarter 2019 was $13.6 million, or $0.21 per diluted share, compared to Adjusted Net Income of $24.7 million, or $0.38 per diluted share, in the third quarter 2018. Adjusted EBITDA in the third quarter 2019 was $33.5 million, compared to $47.6 million in the third quarter 2018. The decreases in consolidated net income, Adjusted Net Income and Adjusted EBITDA were primarily due to decreased earnings in the Fire & Emergency and Recreation segments, partially offset by improved earnings in the Commercial segment.

“We believe the fundamentals that drive our business remain strong with the exception of softness in the RV market. Notwithstanding the overall strength of our markets and backlog, third quarter performance was well below our expectations in two of our three segments. Within the Fire & Emergency segment, we were impacted primarily by two of our businesses. In the case of one Fire business unit, we hired several hundred new employees but did not reach our expected line rates. In the case of one Ambulance business unit, we received an anticipated municipal order later than expected. As a result, we experienced production inefficiencies at both business units with a larger and currently less productive labor force. The Recreation segment was negatively impacted primarily by a larger than expected decline in wholesale deliveries of our Class A motorhomes as dealers have been reducing their

[1]	REV Group, Inc. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release.

inventory levels in excess of the actual decline in retail demand. We believe the current dealer inventory levels are close to being in balance and importantly we have revamped this business’s product portfolio which we expect will drive incremental demand going forward,” said Tim Sullivan, CEO of REV Group. “In summary, the majority of our underperformance in the quarter and year-to-date as a Company has primarily been the result of disappointing performance at three of our 20 manufacturing locations, albeit three of our largest business units.”

“The Commercial segment continued its strong current year performance through the third quarter. The Commercial segment is the first segment within the company to implement our REV Production System (RPS). This sustainable and continuous improvement-based system has contributed to the Commercial segment stability and growth this year. Our operational excellence teams have now been dispatched to our Fire & Emergency segment to assist in driving higher output and profitability improvements targeted for those businesses,” continued Mr. Sullivan.

“We remain committed to our long-term goal of 10 percent Adjusted EBITDA margins on a consolidated basis. We are currently working on a thorough strategic assessment of our business portfolio in conjunction with our planning for fiscal 2020. We are reviewing all options available to expedite the improvement of REV’s profitability toward our long-term targets.”

REV Group Third Quarter Segment Highlights

Fire & Emergency Segment

Fire & Emergency (“F&E”) segment net sales were $247.7 million for the third quarter 2019, an increase of 3.7 percent, from $238.9 million for the third quarter 2018. This increase in net sales compared to the prior year period was primarily due to the impact of unit mix and slightly higher shipments of fire trucks and ambulances in the quarter. F&E backlog at the end of the third quarter 2019 was up 9.6 percent to $775.7 million compared to $707.5 million at the end of fiscal 2018. F&E backlog at the end of the third quarter 2019 was seasonally lower by 1.4 percent versus the second quarter 2019.

Third quarter 2019 F&E segment Adjusted EBITDA declined to $12.1 million, compared to $25.3 million in the third quarter 2018. Third quarter 2019 F&E Adjusted EBITDA margin was 4.9 percent of net sales, compared to 10.6 percent in the third quarter 2018. Third quarter profitability in the F&E segment was negatively impacted primarily by the results at one of its Fire business units and one of its Ambulance business units. Profitability at the largest Fire business unit was negatively impacted by additional labor costs associated with staffing and training for its production ramp up which is taking longer to realize than originally expected. Profitability at the largest Ambulance business unit was lower than the prior year period due to the timing of incoming orders that affected its production flow and cost base in the quarter.

“Although our F&E results were lower than projected, we believe addressing the issues that drove the negative results is fully in our control. We are in the process of increasing the capacity of our largest fire apparatus plant by expanding into three additional facilities. This will grow our manufacturing footprint by 36 percent over the end of last year with a commensurate increase in manpower of 38 percent over the same period. We have experienced higher turnover of new hires and challenges in adding key skilled positions in this tight labor environment. We continue to work with our fire apparatus customers to meet our committed delivery dates and to continue to ship high quality trucks through this process. This customer focus has helped us achieve a healthy new order rate and therefore maintain our record backlog for this particular fire apparatus brand and our other brands,” remarked Mr. Sullivan. “When the project is complete, we expect the production capacity at our largest fire truck facility to have doubled since fiscal 2017. Factory reconfiguration, new employee training and implementation of RPS within F&E are expected to be completed early in the fiscal year 2020.” Mr. Sullivan added.

“Although our largest ambulance unit has been bolstered by recent awards of large multi-year municipal contracts, we experienced periods of low order intake and buildable backlog over the past twelve months. This environment challenged the business unit’s ability to staff its production lines efficiently and resulted in higher than targeted labor costs and lower revenues. We believe that recent order intake activity and production improvements help set up our ambulance business for an improvement in its profitability in fiscal 2020. We are also pleased to announce the addition of Anoop Prakash as the new President of our Ambulance division effective the last week of September. Anoop achieved a great deal of success during his tenure with Harley-Davidson (“HD”) where he successfully led the start-up of its commercial operations in India, the establishment of their Canadian operations, and the realignment and development of HD’s U.S. dealer network.”

Commercial Segment

Commercial segment net sales were $203.8 million for the third quarter 2019, an increase of 29.3 percent, from $157.6 million for the third quarter 2018. The increase in net sales compared to the prior year period was primarily due to a broad-based increase in most of the segment’s product categories. Sales of school, transit and shuttle buses as well as terminal trucks were all higher in the third quarter 2019 compared to the third quarter 2018. Growth drivers are attributable to new models and end market strength in the Class A school bus product line and the delivery against our larger municipal transit bus orders. Commercial backlog at the end of the third quarter was $395.3 million, an increase of 3.6 percent compared to $381.4 million at the end of fiscal 2018. Commercial backlog at the end of the third quarter 2019 was down 9.3 percent versus the second quarter 2019 due to seasonality and the delivery of buses during the quarter against one larger municipal transit bus order. We believe strength in our end markets along with a robust backlog of deliveries provide strong tailwinds for this segment in the fourth quarter and well into fiscal 2020.

Third quarter 2019 Commercial segment Adjusted EBITDA increased 64.4 percent to $19.4 million, compared to $11.8 million in the third quarter 2018. This increase in Adjusted EBITDA compared to the prior year period was primarily due to increased sales of higher margin school and transit buses, terminal trucks, and improved efficiencies from RPS implementation which started in late fiscal 2018. Third quarter 2019 Commercial Adjusted EBITDA margin increased 200 basis points to 9.5 percent of net sales compared to 7.5 percent in the third quarter 2018.

Mr. Sullivan commented, “The Commercial segment continues to improve both year over year and sequentially on a top line basis and from a margin perspective. The results in this segment are evidence of the strength of our products and market positions, the capabilities of our production and management teams, and the benefits of the deployment of our newer operational excellence tools. We also took action to continue Commercial’s momentum by hiring Brian Perry as President of the segment effective July 22nd. Brian most recently was senior vice president of operations for L3Harris Technologies Inc., managing operations for its Space Avionics group along with additional enterprise wide operational responsibilities which included supply chain, quality, and environmental, health, and safety across 21 facilities.”

Recreation Segment

Recreation segment net sales were $166.7 million for the third quarter 2019, a decrease of 15.5 percent, from $197.3 million for the third quarter 2018. The decrease in net sales compared to the prior year period was primarily due to decreases in sales of Class A motorhomes as well as truck campers, partially offset by the benefit of delivering on existing backlogs in our other RV categories. Recreation segment backlog at the end of the third quarter 2019 was $129.7 million, which was down 55.4 percent from $290.7 million at the end of fiscal 2018 and down 23.3 percent sequentially compared to the second quarter 2019. The decrease in Recreation backlog is reflective primarily of the softer Class A RV and camper markets plus the overall slowdown of wholesale shipments in the broader RV market during the quarter.

Third quarter 2019 Recreation segment Adjusted EBITDA decreased to $12.8 million, a 28.5 percent reduction, compared to $17.9 million for the third quarter 2018. Third quarter 2019 Adjusted EBITDA margin was 7.7 percent of net sales compared to 9.1 percent in the third quarter 2018. The reduction in profitability was solely due to the lower shipment volumes in the Class A product category. Profit margins in the other RV categories within the Recreation segment continued to be solid in the quarter.

Mr. Sullivan commented, “The third quarter Class A wholesale market slowdown was greater than anticipated as dealer orders have been slower than retail sales during the quarter, impacting the segment’s top and bottom lines. As a result, we identified and implemented cost reduction opportunities within the segment by shutting production down an extra week during the July 4th holiday and further consolidating Class A production facilities from two locations to one at our Decatur, Indiana location. In addition, we reduced production line rates and adjusted the mix of coaches produced at our remaining Decatur facility during the quarter. While retail demand for our products was reasonable compared to the overall industry during the quarter, wholesale demand was soft and is likely to remain so until at least the September Open House dealer event where we will showcase our new 2020 models.”

Working Capital, Liquidity and Cash Flow

Net working capital2 for the Company as of July 31, 2019 was $412.7 million compared to $415.3 million as of October 31, 2018 and $434.8 million at the end of the prior year third quarter. The decrease in working capital year over year was primarily due to our focus on improved working capital turns, offset partially by higher inventory levels at July 31, 2019.

Capital expenditures in the third quarter 2019 were $4.7 million compared to $8.2 million in the third quarter 2018. Proceeds from the sale of assets in the third quarter 2019 were $5.5 million resulting in total proceeds year-to-date fiscal 2019 of $22.6 million compared to $6.4 million year-to-date third quarter in fiscal 2018.

Net cash provided by operating activities in the third quarter 2019 was $61.2 million, compared to a net use of cash of $13.0 million in the third quarter 2018. This significant $74.2 million increase in net cash provided by operating activities over the prior year quarter was due to the Company’s focus on more efficient management of net working capital and including specifically the sale of targeted, excess inventory.

Cash and equivalents totaled $19.8 million at July 31, 2019. Total debt at July 31, 2019 was $418.6 million (net of deferred financing costs).

Fiscal 2019 Full Year Outlook

Mr. Sullivan concluded, “Third quarter results were well below our expectations due to the performance in three of our largest business units. Looking forward, we do not expect that our new workforce in the largest Fire business unit will be sufficiently efficient through the remainder of this year as they continue to be trained and integrated into the business. Further, due to the late receipt of a large multi-year ambulance contract, we believe we will be unable to achieve these forecasted shipments and associated profitability this year. Finally, we expect the RV industry softness to continue through at least the end of fiscal 2019. Primarily as a result of these factors, we are lowering our full year guidance for fiscal 2019 revenues to $2.35 to $2.45 billion from $2.4 to $2.6 billion, net income to $(8) to $5 million from $43 to $63 million, Adjusted EBITDA to $100 to $110 million from $150 to $170 million, and Adjusted Net Income to $28 to $41 million from $66 to $84 million.”

We are updating our cash flow forecast for the full fiscal year to $70 to $80 million, from $110 to $130 million, in net cash provided by operating activities and over $25 million, from over $40 million, of additional cash flow from other initiatives,” Mr. Sullivan added. “We are focused on maximizing our cash flow and debt reduction targets in this environment in order to set the Company up for a better fiscal 2020.”

Stock Repurchase Program

During the quarter ended July 31, 2019, the Company repurchased 222,122 shares under this repurchase program at a total cost of $3.0 million and an average price per share of $13.53. As of July 31, 2019, the Company had $38.3 million of authorization remaining under this program.

Quarterly Dividend

Our board of directors declared the regular quarterly dividend for our third quarter 2019, payable on November 29, 2019, to holders of record as of October 30, 2019, in the amount of $0.05 per share of common stock, which equates to a rate of $0.20 per share of common stock on an annualized basis.

[2]	Net Working capital is defined as current assets (excluding cash) less current liabilities (excluding current portion of long-term debt).

Conference Call

REV Group, Inc. will host a conference call to discuss its third quarter 2019 results and outlook on September 5th at 11:00 a.m. EDT. A supplemental earnings slide deck will be available tomorrow morning on the REV Group, Inc. investor relations website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group, Inc. (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”), travel trailers and luxury buses). Our brand portfolio consists of 29 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Note Regarding Non-GAAP Measures

REV Group reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of REV Group’s ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which REV Group believes are not indicative of its underlying operating performance. Adjusted Net Income represents net income, as adjusted for certain items described below that we believe are not indicative of our ongoing operating performance.

REV Group believes that the use of Adjusted EBITDA and Adjusted Net Income provides additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. See the Appendix to this presentation (and our other filings with the SEC) for reconciliations of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s annual report on Form 10-K, and in the Company’s subsequent quarterly reports on Form 10-Q, together with the Company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The

Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

Investors-REVG

Contact

Drew Konop

VP, Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

	July 31, 2019	October 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$19.8	$11.9
Accounts receivable, net	236.2	266.9
Inventories, net	557.9	514.0
Other current assets	51.3	50.3
Total current assets	865.2	843.1
Property, plant and equipment, net	203.2	214.3
Goodwill	159.8	161.8
Intangible assets, net	163.9	174.6
Other long-term assets	14.0	14.3
Total assets	$1,406.1	$1,408.1
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$1.8	$1.3
Accounts payable	211.0	218.1
Customer advances	128.1	117.8
Accrued warranty	13.8	19.0
Other current liabilities	63.2	55.5
Liabilities held for sale	16.6	5.5
Total current liabilities	434.5	417.2
Long-term debt, less current maturities	416.8	420.6
Deferred income taxes	23.4	19.9
Other long-term liabilities	13.9	18.0
Total liabilities	888.6	875.7
Commitments and contingencies
Shareholders' Equity:
Common stock ($.001 par value, 605,000,000 shares authorized; 62,207,841 and 62,683,808 shares issued and outstanding, respectively)	0.1	0.1
Additional paid-in capital	490.4	492.1
Retained earnings	27.6	40.6
Accumulated other comprehensive loss	(1.6)	(1.4)
Total REV's shareholders' equity	516.5	531.4
Non-controlling interest	1.0	1.0
Total shareholders' equity	517.5	532.4
Total liabilities and shareholders' equity	$1,406.1	$1,408.1

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2019	2018	2019	2018
Net sales	$617.0	$597.7	$1,750.8	$1,721.4
Cost of sales	545.7	518.2	1,560.7	1,516.6
Gross profit	71.3	79.5	190.1	204.8
Operating expenses:
Selling, general and administrative	48.9	43.5	145.3	133.2
Research and development costs	1.2	1.6	3.7	4.9
Amortization of intangible assets	4.0	4.6	13.2	13.6
Restructuring	1.3	0.9	4.2	6.9
Impairment charges	—	—	2.8	—
Total operating expenses	55.4	50.6	169.2	158.6
Operating income	15.9	28.9	20.9	46.2
Interest expense, net	8.4	6.8	24.2	18.3
Income (loss) before provision (benefit) for income taxes	7.5	22.1	(3.3)	27.9
Provision (benefit) for income taxes	1.9	3.8	—	(7.2)
Net income (loss)	$5.6	$18.3	$(3.3)	$35.1

Income (loss) per common share:
Basic	$0.09	$0.29	$(0.05)	$0.55
Diluted	$0.09	$0.28	$(0.05)	$0.53
Dividends declared per common share	$0.05	$0.05	$0.15	$0.15

Adjusted income per common share:
Basic	$0.22	$0.39	$0.42	$0.79
Diluted	$0.21	$0.38	$0.42	$0.77

Weighted Average Shares Outstanding:
Basic	62,641,436	63,993,398	62,875,677	64,258,655
Diluted	63,424,605	64,847,561	62,875,677	65,832,682

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Nine Months Ended July 31,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(3.3)	$35.1
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	34.8	33.9
Amortization of debt issuance costs	1.5	1.3
Stock-based compensation expense	7.3	5.1
Deferred income taxes	3.5	(0.8)
Gain on sale of assets	(1.7)	(2.2)
Impairment charges	2.8	—
Changes in operating assets and liabilities, net of effects of business acquisitions	(22.9)	(129.2)
Net cash provided by (used in) operating activities	22.0	(56.8)
Cash flows from investing activities:
Purchase of property, plant and equipment	(14.1)	(31.9)
Purchase of rental fleet vehicles	(3.0)	(15.9)
Proceeds from sale of assets	22.6	6.4
Investment in China JV	—	(7.6)
Acquisition of businesses, net of cash acquired	—	(60.1)
Net cash provided by (used in) investing activities	5.5	(109.1)
Cash flows from financing activities:
Net (repayments) proceeds from borrowings under revolving credit facility	(52.0)	161.5
Net proceeds from borrowings of Term Loan	49.2	50.0
Payment of dividends	(9.4)	(9.7)
Repurchase and retirement of common stock	(8.3)	(45.5)
Other financing activities	0.9	6.5
Net cash (used in) provided by financing activities	(19.6)	162.8
Net increase (decrease) in cash and cash equivalents	7.9	(3.1)
Cash and cash equivalents, beginning of period	11.9	17.8
Cash and cash equivalents, end of period	$19.8	$14.7

REV GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2019	2018	2019	2018
Net Sales:
Fire & Emergency	$247.7	$238.9	$699.0	$706.1
Commercial	203.8	157.6	514.5	447.9
Recreation	166.7	197.3	542.6	563.4
Corporate & Other	(1.2)	3.9	(5.3)	4.0
Total	$617.0	$597.7	$1,750.8	$1,721.4

Adjusted EBITDA:
Fire & Emergency	$12.1	$25.3	$35.8	$65.5
Commercial	19.4	11.8	39.7	25.7
Recreation	12.8	17.9	39.4	38.7
Corporate & Other	(10.8)	(7.4)	(32.2)	(25.6)
Total	$33.5	$47.6	$82.7	$104.3

Adjusted EBITDA Margin:
Fire & Emergency	4.9%	10.6%	5.1%	9.3%
Commercial	9.5%	7.5%	7.7%	5.7%
Recreation	7.7%	9.1%	7.3%	6.9%
Corporate & Other	n/m	n/m	n/m	n/m
Total	5.4%	8.0%	4.7%	6.1%

Period-End Backlog:	July 31, 2019	April 30, 2019	October 31, 2018	July 31, 2018
Fire & Emergency	$775.7	$786.5	$707.5	$606.5
Commercial	395.3	435.9	381.4	420.0
Recreation	129.7	169.0	290.7	249.5
Total	$1,300.7	$1,391.4	$1,379.6	$1,276.0

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA BY SEGMENT

(In millions; unaudited)

	Three Months Ended July 31, 2019
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$7.2	$15.9	$8.8	$(26.3)	$5.6
Depreciation & amortization	3.6	2.0	3.6	1.7	10.9
Interest expense, net	0.9	0.5	0.1	6.9	8.4
Provision for income taxes	—	—	—	1.9	1.9
EBITDA	11.7	18.4	12.5	(15.8)	26.8
Transaction expenses	0.4	—	—	0.1	0.5
Restructuring costs	—	—	0.3	1.0	1.3
Stock-based compensation expense	—	—	—	2.5	2.5
Legal matters	—	—	—	0.8	0.8
Losses attributable to assets held for sale	—	1.0	—	—	1.0
Deferred purchase price payment	—	—	—	0.6	0.6
Adjusted EBITDA	$12.1	$19.4	$12.8	$(10.8)	$33.5

	Three Months Ended July 31, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$21.0	$9.3	$13.8	$(25.8)	$18.3
Depreciation & amortization	3.3	1.9	3.6	2.9	11.7
Interest expense, net	0.9	0.6	—	5.3	6.8
Provision for income taxes	—	—	—	3.8	3.8
EBITDA	25.2	11.8	17.4	(13.8)	40.6
Sponsor expense reimbursement	—	—	—	0.2	0.2
Restructuring costs	0.1	—	—	0.8	0.9
Stock-based compensation expense	—	—	—	1.4	1.4
Non-cash purchase accounting expense	—	—	0.5	—	0.5
Legal matters	—	—	—	1.1	1.1
Deferred purchase price payment	—	—	—	1.9	1.9
First year public company costs	—	—	—	1.0	1.0
Adjusted EBITDA	$25.3	$11.8	$17.9	$(7.4)	$47.6

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA BY SEGMENT

(In millions; unaudited)

	Nine Months Ended July 31, 2019
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$19.6	$25.4	$24.8	$(73.1)	$(3.3)
Depreciation & amortization	10.6	6.5	12.0	5.7	34.8
Interest expense, net	2.9	1.6	0.2	19.5	24.2
Provision for income taxes	—	—	—	—	—
EBITDA	33.1	33.5	37.0	(47.9)	55.7
Transaction expenses	0.4	—	—	0.3	0.7
Sponsor expense reimbursement	0.1	—	—	0.5	0.6
Restructuring costs	0.4	0.1	1.7	2.0	4.2
Stock-based compensation expense	—	—	—	7.3	7.3
Legal matters	1.8	—	0.7	2.8	5.3
Impairment charges	—	2.8	—	—	2.8
Losses attributable to assets held for sale	—	3.3	—	—	3.3
Deferred purchase price payment	—	—	—	2.8	2.8
Adjusted EBITDA	$35.8	$39.7	$39.4	$(32.2)	$82.7

	Nine Months Ended July 31, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$49.0	$15.5	$26.0	$(55.4)	$35.1
Depreciation & amortization	11.9	7.4	9.5	5.1	33.9
Interest expense, net	2.9	2.0	0.3	13.1	18.3
Benefit for income taxes	—	—	—	(7.2)	(7.2)
EBITDA	63.8	24.9	35.8	(44.4)	80.1
Transaction expenses	0.2	—	—	1.9	2.1
Sponsor expense reimbursement	—	—	—	0.5	0.5
Restructuring costs	0.4	0.2	2.4	3.9	6.9
Stock-based compensation expense	—	—	—	5.1	5.1
Non-cash purchase accounting expense	0.4	0.3	0.5	—	1.2
Legal matters	0.7	0.3	—	1.8	2.8
Deferred purchase price payment	—	—	—	4.1	4.1
First year public company costs	—	—	—	1.5	1.5
Adjusted EBITDA	$65.5	$25.7	$38.7	$(25.6)	$104.3

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME

(In millions; unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2019	2018	2019	2018
Net income (loss)	$5.6	$18.3	$(3.3)	$35.1
Amortization of intangible assets	4.1	4.6	13.3	13.7
Transaction expenses	0.5	—	0.7	2.1
Sponsor expense reimbursement	—	0.2	0.6	0.5
Restructuring costs	1.3	0.9	4.2	6.9
Stock-based compensation expense	2.5	1.4	7.3	5.1
Non-cash purchase accounting expense	—	0.5	—	1.2
Legal matters	0.8	1.1	5.3	2.8
Impairment charges	—	—	2.8	—
Losses attributable to assets held for sale	1.0	—	3.3	—
Deferred purchase price payment	0.6	1.9	2.8	4.1
Impact of tax rate change	—	(2.1)	—	(12.5)
Income tax effect of adjustments	(2.8)	(3.1)	(10.4)	(9.5)
First year public company costs	—	1.0	—	1.5
Adjusted Net Income	$13.6	$24.7	$26.6	$51.0

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA OUTLOOK RECONCILIATION

(In millions)

	Fiscal Year 2019
	Low	High
Net (Loss) Income	$(8.0)	$4.5
Depreciation and amortization	47.5	45.0
Interest expense, net	32.0	30.0
Income tax expense	(3.4)	1.5
EBITDA	68.1	81.0
Transaction expenses	0.7	0.7
Sponsor expense reimbursement	1.0	0.7
Restructuring costs	4.2	4.2
Stock-based compensation expense	9.5	8.5
Legal matters	6.0	5.3
Impairment charges	3.0	2.8
Losses attributable to assets held for sale	4.0	3.3
Deferred purchase price payment	3.5	3.5
Adjusted EBITDA	$100.0	$110.0

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME OUTLOOK RECONCILIATION

(In millions)

	Fiscal Year 2019
	Low	High
Net (Loss) Income	$(8.0)	$4.5
Amortization of intangible assets	19.0	19.0
Transaction expenses	0.7	0.7
Sponsor expense reimbursement	1.0	0.7
Restructuring costs	4.2	4.2
Stock-based compensation expense	9.5	8.5
Legal matters	6.0	5.3
Impairment charges	3.0	2.8
Losses attributable to assets held for sale	4.0	3.3
Deferred purchase price payment	3.5	3.5
Income tax effect of adjustments	(15.2)	(12.0)
Adjusted Net Income	$27.7	$40.5